Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information presents the effects of the merger of AirGate with and into A-Co Merger Sub, Inc., a wholly owned subsidiary of Alamosa. The unaudited pro forma condensed consolidated financial information is prepared using the purchase method of accounting with Alamosa treated as the acquiror and as if the transaction had been completed as of January 1, 2004 for statements of operations purposes and on December 31, 2004 for balance sheet purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The pro forma statements were prepared using (1) the audited consolidated financial statements of Alamosa contained in Alamosa's annual report on Form 10-K for the year ended December 31, 2004 as filed on March 3, 2005, (2) the audited consolidated financial statements of AirGate contained in AirGate's annual report on Form 10-K for the year ended September 30, 2004 as filed on December 14, 2004, (3) the unaudited consolidated financial statements of AirGate contained in AirGate's quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2004 and 2003, which have been used to present the AirGate fiscal year pro forma financial information on a calendar basis consistent with the Alamosa calendar year.

Under the purchase method of accounting, the purchase price will be allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation is based on an estimate of the fair market value of the tangible and intangible assets and liabilities of AirGate. Certain assumptions have been made with respect to the fair market value of identifiable intangible assets as more fully described in the accompanying notes to the unaudited pro forma condensed consolidated financial information. As of the date of this filing, Alamosa has not completed the external valuation studies necessary to arrive at the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price. Once Alamosa has received the external valuation studies necessary to finalize the required purchase price allocation after the consummation of the merger, the final allocation of purchase price will be determined. The final purchase price allocation based on third party appraisals may be different than that reflected in the pro forma purchase price allocation and this difference may be material.

The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Alamosa would have been had the transaction occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed consolidated financial information does not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the transaction. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Alamosa and AirGate that are incorporated by reference in this document.

ALAMOSA HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2004
(dollars in thousands)

	Alamosa Holdings, Inc. December 31, 2004	AirGate PCS, Inc. December 31, 2004	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$129,917	$15,917	$(10,558)	(a)	$38,917
			(96,359)	(b)
Short term investments	50,418	94,059	(15,641)	(b)	128,836
Customer accounts receivable, net	44,687	20,800			65,487
Receivable from Sprint	24,809	22,749			47,558
Interest receivable	216	—			216
Inventory	9,136	4,672			13,808
Prepaid expenses and other current assets	13,170	2,567			15,737
Deferred customer acquisition costs	6,337	—			6,337
Deferred tax asset	4,230	—			4,230
Total current assets	282,920	160,764	(122,558)		321,126
Property and equipment, net	441,808	130,809			572,617
Debt issuance costs, net	9,086	4,621	(4,621)	(b)	9,086
Early redemption option on preferred stock	21,387	—			21,387
Intangible assets, net	416,716	—	340,109	(b)	756,825
Goodwill	—	—	230,404	(b)	352,012
			121,608	(c)
Other noncurrent assets	4,188	2,645			6,833
Total assets	$1,176,105	$298,839	$564,942		$2,039,886
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,692	$1,275			$25,967
Accrued expenses	43,916	23,977			67,893
Payable to Sprint	35,852	39,954			75,806
Interest payable	21,076	—			21,076
Deferred revenue	22,549	9,567			32,116
Current installments of capital leases	110	—			110
Total current liabilities	148,195	74,773	—		222,968
Long-term liabilities:
Capital lease obligations	749	—			749
Other noncurrent liabilities	5,835	3,176			9,011
Deferred subscriber activation fee revenue	—	2,843			2,843
Deferred tax liability	16,362	—	121,608	(c)	137,970
Senior notes	739,141	312,478	15,467	(b)	1,067,086
Total liabilities	910,282	393,270	137,075		1,440,627
Commitments and contingencies	—	—			—
Mandatorily Redeemable Convertible Preferred Stock	161,148	—			161,148

Stockholders' equity:
Preferred stock	—	—			—
Common stock	1,149	118	(118)	(b)	1,410
			261	(b)
Additional paid-in capital	860,425	1,047,676	(1,047,676)	(b)	1,193,600
			333,175	(b)
Accumulated deficit	(756,834)	(1,142,225)	(10,558)	(a)	(756,834)
			1,152,783	(b)
Unearned compensation	(65)	—			(65)
Total stockholders' equity	104,675	(94,431)	427,867		438,111
Total liabilities & stockholders' equity	$1,176,105	$298,839	$564,942		$2,039,886

ALAMOSA HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year ended December 31, 2004
(dollars in thousands)

	Alamosa Holdings, Inc. Year ended December 31, 2004	Airgate PCS, Inc. Year ended December 31, 2004 (h)	Pro Forma Adjustments		Pro Forma Year ended December 31, 2004
Revenues:
Subscriber revenues	$555,711	$257,487			$813,198
Roaming revenues	214,230	75,526			289,756
Service revenues	769,941	333,013	—		1,102,954
Product sales	33,159	14,804			47,963
Total revenues	803,100	347,817	—		1,150,917
Cost and expenses:
Cost of service and operations	383,287	167,765			551,052
Cost of products sold	76,183	32,762			108,945
Selling and marketing expenses	140,833	52,157			192,990
General and administrative expenses	22,762	21,043	(871)	(d)	42,934
Depreciation and amortization	104,775	52,055	60,037	(e)	216,867
Impairment of property and equipment	3,730	343			4,073
Non-cash compensation	386	391			777
Total costs and expenses	731,956	326,516	59,166		1,117,638
Income (loss) from operations	71,144	21,301	(59,166)		33,279
Debt exchange expenses	—	—	(871)	(d)	(871)
Loss on derivative instrument	(305)	—			(305)
Loss on debt extinguishment	(13,101)	(2,991)			(16,092)
Interest and other income	1,474	1,120	(1,053)	(g)	1,541
Interest expense	(75,739)	(33,719)	2,818	(f)	(106,640)
Loss before income taxes	(16,527)	(14,289)	(58,272)		(89,088)
Income tax expense	(741)	—			(741)
Net loss	(17,268)	$(14,289)	$(58,272)		(89,829)
Preferred stock dividends	(10,321)				(10,321)
Preferred stock conversion premium	(6,600)				(6,600)
Net loss attributable to common stockholders	$(34,189)				$(106,750)
Basic and diluted net loss per share	$(0.32)				$(0.81)
Weighted average shares outstanding	106,226,231				132,359,633 (i)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

(a)	In accordance with the terms of the merger agreement, immediately prior to the consummation of the transaction, AirGate was required to make a cash payment to retire all outstanding AirGate stock options and performance restricted stock awards. The pro forma adjustment of $10,558 is the amount of cash that was paid to option holders and holders of the performance restricted stock unit awards based on the 10 day trailing average of Alamosa's stock price through February 14, 2005 and a conversion ratio of 2.87 and is reflected as a reduction of cash and cash equivalents and stockholders' equity of AirGate. Due to the fact that this is a one time charge associated with the transaction, there is no pro forma impact to the Statement of Operations.

(b)	The pro forma adjustment represents the purchase price allocation as of December 31, 2004. For purposes of determining the purchase price allocation, the fair market value of all tangible and intangible assets and liabilities are estimated at December 31, 2004. The allocation of purchase price under this scenario is as follows:

Consideration:
Alamosa stock issued	$333,436
Cash (including direct transaction costs)	112,000
Total	445,436
Allocated to:
Current assets	150,206
Tangible noncurrent assets	133,454
Identifiable intangible assets	340,109
Liabilities acquired	(408,737)
Goodwill	$230,404

For purposes of allocating purchase price, the carrying value of current assets, current liabilities, property and equipment, other non-current assets, other non-current liabilities and deferred subscriber activation fee revenue are assumed to equal fair market value. Debt issuance costs with a carrying value of $4,621 are reduced to zero as they have no fair market value. The carrying value of debt of $312,478 has been increased to its fair market value of $327,945 based on graded market prices.

The value of Alamosa stock issued is based on 26,133,402 shares issued to AirGate stockholders who receive Alamosa stock in the merger. The number of Alamosa shares issued is calculated on the basis of (1) 11,836,463 AirGate shares outstanding at December 31, 2004, (2) the payment of $100,000 in cash to AirGate stockholders receiving cash in the merger, and (3) the calculation of the per share cash consideration received by these stockholders on the basis of (a) the exchange ratio of 2.87 and (b) the ten day trailing average closing price of Alamosa common stock through February 14, 2005 of $12.76. Alamosa shares issued to AirGate stockholders are valued at $12.76 per share.

The identifiable intangibles consist of (1) value assigned to the AirGate subscriber base as of December 31, 2004 of $140,109 and (2) value assigned to the agreements between AirGate and Sprint as of December 31, 2004 of $200,000. The allocation of value to intangible assets was based on assumptions as to the value of subscribers and the value of the Sprint agreements and does not necessarily represent the ultimate fair value of such assets that will be determined by an independent valuation firm subsequent to the consummation of the merger.

The cash consideration consists of $100,000 in cash payment to AirGate stockholders and $12,000 in direct cash costs of the transaction, the direct cash costs consist of estimates for professional fees (including banking fees) and other direct costs of the transaction.

(c)	The pro forma purchase price allocation results in no differences between the carrying value and the fair value of the tangible assets and liabilities of AirGate as of December 31, 2004 with the exception of intangible assets, financing costs and long-term debt. With respect to the intangible assets associated with the purchase price allocation, such assets would have no tax basis at the time of the transaction and a deferred tax liability would be recognized in connection with this difference in book and tax basis as it relates to the identifiable subscriber base intangible and the intangible associated with the Sprint agreements. Additionally, a deferred tax asset would be recognized in connection with the net increase in the fair value of long-term debt and decrease in fair value of financing costs as described in note b. The net deferred tax liability increase of $121,608 is based on a 38% tax rate.

(d)	The pro forma adjustment represents expenses incurred in connection with the evaluation of financing alternatives, and the implementation of the recapitalization plan, including the issuance of debt. The expenses were included in general & administrative expense in AirGate's historical statements of operations. The adjustment conforms the presentation to be consistent with Alamosa's classification of such expenses.

(e)	The pro forma adjustment represents the amortization of identifiable intangible assets that would be recorded for the year ended December 31, 2004 assuming the transaction had been consummated on January 1, 2004. For purposes of determining this amount, the estimated life of the subscriber base intangible asset is assumed to be 3 years and the estimated life of the Sprint agreement intangible asset is assumed to be 15 years as of January 1, 2004.

(f)	The pro forma adjustment represents the decrease in interest expense associated with the amortization of the premium resulting from the increase in the fair value of long-term debt. Amortization has been calculated on a straight line basis over the remaining life of the respective notes.

(g)	The pro forma adjustments to interest income represents the cost associated with the $100,000 paid to AirGate stockholders. The reduction in interest income is based on Alamosa's historic yield during the period.

(h)	The consolidated statement of operations of AirGate for the year ended December 31, 2004 was determined by taking the fiscal year ended September 30, 2004 statement of operations less the activity reported for the quarter ended December 31, 2003 plus the activity reported for the quarter ended December 31, 2004. Certain reclassifications have been made to the historical AirGate presentation to conform to the Alamosa presentation.

(i)	Weighted average shares outstanding is based on Alamosa's historical weighted average shares outstanding and the additional shares issued in the merger of 26,133,402 shares.